Filed Pursuant to Rule 424(b)(2)
Registration No. 333-256791
Prospectus Supplement
(To Prospectus dated July 9, 2021)
33,919,605 Common Shares
Diana Shipping Inc.
This prospectus supplement relates to the issuance and sale of up to 33,919,605 shares of Common Stock, par value $0.01 per share (the “Common Stock”), by Diana Shipping Inc. (“Diana” or the “Company”) upon the exercise of warrants issued by Diana on December 14, 2023 as a distribution to all holders of shares of the Company’s Common Stock (each, a “Warrant” and, collectively, the “Warrants”).
Our Common Stock is listed on the New York Stock Exchange or NYSE, under the symbol “DSX”. On December 13, 2023, the last reported sale price of our Common Stock on the NYSE was $2.91 per share.
The Company is declaring a distribution of transferable Warrants at no charge to all of its shareholders of record as of December 6, 2023 (the “Warrant Distribution”). The Company is distributing one-fifth of a Warrant for each issued and outstanding share of Common Stock. Unless earlier redeemed as described herein, the Warrants may be exercised at any time in accordance with their terms until December 14, 2026, which is three years after the date of the original issuance. Each Warrant entitles the holder thereof (the “Holder”) to purchase from us one share of Common Stock (plus the Bonus Share Fraction (as defined herein), if any) at an initial Exercise Price (as defined herein) of $4.00 per Warrant, subject to certain adjustments. The Warrants are exercisable for cash.
Based on the number of shares of Common Stock issued and outstanding as of December 14, 2023, if all Warrants issued in the Warrant Distribution were exercised, and if the maximum number of Bonus Share Fractions were issued, we would have 146,985,330 shares of Common Stock issued and outstanding following the completion of the exercise period for the Warrants.
The Warrants have been issued by the Company pursuant to a warrant agreement, dated December 14, 2023, between the Company and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agreement”). The Warrants will be transferable when issued, and are expected to trade on the New York Stock Exchange under the ticker DSX WS. However, there can be no assurance that a liquid trading market for the Warrants will develop.
The Company will receive proceeds from the exercise of the Warrants for cash. See “Use of Proceeds” in this prospectus supplement.
Investing in the securities offered by this prospectus supplement involves substantial risks. You should carefully consider the risks described under the “Risk Factors” section of this prospectus supplement beginning on page S-13 and similar sections in our filings with the Securities and Exchange Commission incorporated by reference herein before investing in any of the shares of Common Stock offered hereby.
Neither the Securities and Exchange Commission (the “Commission”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 14, 2023.

TABLE OF CONTENTS
Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S- 1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	S- 2
PROSPECTUS SUPPLEMENT SUMMARY	S- 4
THE OFFERING	S- 8
RISK FACTORS	S- 13
USE OF PROCEEDS	S- 15
DESCRIPTION OF THE WARRANTS	S- 16
DESCRIPTION OF COMMON STOCK	S- 28
LEGAL MATTERS	S- 29
WHERE YOU CAN FIND MORE INFORMATION	S- 30
INCORPORATION BY REFERENCE	S- 31
EXPERTS	S- 33
Base Prospectus
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	4
USE OF PROCEEDS	4
CAPITALIZATION	5
PRICE RANGE OF CAPITAL STOCK	6
PLAN OF DISTRIBUTION	7
TAX CONSIDERATIONS	8
DESCRIPTION OF CAPITAL STOCK	9
DESCRIPTION OF DEBT SECURITIES	15
DESCRIPTION OF WARRANTS	21
DESCRIPTION OF PURCHASE CONTRACTS	22
DESCRIPTION OF RIGHTS	23
DESCRIPTION OF UNITS	24
ENFORCEABILITY OF CIVIL LIABILITIES	25
EXPENSES	26
LEGAL MATTERS	26
EXPERTS	26
WHERE YOU CAN FIND ADDITIONAL INFORMATION	27

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Commission. This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein or therein or contained in a freewriting prospectus we have prepared. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, include "forward-looking statements," as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.
The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in its records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond its control,  cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.
Such statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated.
In addition to these important factors and matters discussed elsewhere herein, important factors that, in its view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to (i) the strength of world economies, (ii) fluctuations in currencies and interest rates, inflationary pressures, (iii) general market conditions, including fluctuations in charter hire rates and vessel values, (iv) changes in demand in the dry-bulk shipping industry, (v) changes in the supply of vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels, (vi) changes in the Company's operating expenses, including bunker prices, crew costs, drydocking and insurance costs, (vii) the Company’s future operating or financial results, (viii) availability of financing and refinancing and changes to the Company’s financial condition and liquidity, including the Company’s ability, to pay amounts that it owes and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities and its ability to comply with the restrictions and other covenants in the Company’s financing arrangements, (ix) changes in governmental rules and regulations or actions taken by regulatory authorities, (x) potential liability from pending or future litigation, (xi) compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery, (xii) the failure of counter parties to fully perform their contracts with the Company, (xiii) the Company’s dependence on key personnel, (xiv) adequacy of insurance coverage, (xv) the volatility of the price of the Company’s common shares, (xvi) the Company’s incorporation under the laws of the Marshall Islands and the different rights to relief that may be available compared to other countries, including the United States, (xvii) general domestic and international political conditions or labor disruptions, including "trade wars", global public health threats and major outbreaks of diseases, (xviii) the impact of port or canal congestion or disruptions, (xix) any continuing impacts of coronavirus (COVID-19) on the dry-bulk shipping industry, (xxi) potential physical disruption of shipping routes due to accidents, climate-related reasons (acute and chronic), political events, public health threats, international hostilities and instability such as the ongoing conflict between Russia and the Ukraine and military actions in the Middle East, piracy or acts by terrorists, and (xxi) other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC, and the New York Stock Exchange, or the NYSE.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur.
See the section entitled "Risk Factors," on page S-13 of this prospectus supplement, on page 4 of the accompanying prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on March 27, 2023 (the “2022 Annual Report”), and incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY
This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus supplement and any accompanying prospectus, including the "Risk Factors" and our consolidated financial statements and related notes contained herein and therein, before making an investment decision. Unless we specify otherwise, all references in this prospectus to "we," "our," "us," "Diana" and the "Company" refer to Diana Shipping Inc. We use the term deadweight, or "dwt," in describing the size of our Vessel. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are a global provider of shipping transportation services through our ownership and bareboat charter-in of dry bulk vessels. Each of our vessels is owned through a separate wholly-owned subsidiary. Our vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

Our Fleet

Our Fleet is currently comprised of 40 dry bulk carriers. The following table summarizes key information about our Fleet as of the date of this prospectus:

Fleet Employment (As of December 12, 2023)

	VESSEL	SISTER SHIPS*	GROSS RATE (USD PER DAY)	COM**	CHARTERERS	DELIVERY DATE TO CHARTERERS***	REDELIVERY DATE TO OWNERS****	NOTES
	BUILT DWT
9 Ultramax Bulk Carriers
1	DSI Phoenix	A	13,250	5.00%	ASL Bulk Marine Limited	04-Nov-22	4/Mar/2024 - 4/May/2024
	2017 60,456
2	DSI Pollux	A	17,000	5.00%	Delta Corp Shipping Pte. Ltd.	27-Oct-22	1/Jan/2024 - 10/Feb/2024	1
	2015 60,446
3	DSI Pyxis	A	14,250	5.00%	ASL Bulk Marine Limited	24-Sep-23	10/Oct/2024 - 10/Dec/2024
	2018 60,362
4	DSI Polaris	A	13,100	5.00%	ASL Bulk Marine Limited	12-Nov-22	12/May/2024 - 12/Jul/2024
	2018 60,404
5	DSI Pegasus	A	14,000	5.00%	Reachy Shipping (SGP) Pte. Ltd.	07-Dec-22	15/Jul/2024 - 15/Sep/2024
	2015 60,508
6	DSI Aquarius	B	14,200	5.00%	Engelhart CTP Freight (Switzerland) SA	01-Feb-23	10/Jan/2024 - 25/Mar/2024
	2016 60,309
7	DSI Aquila	B	13,300	5.00%	Western Bulk Carriers AS	22-Nov-22	11/Nov/23
	2015 60,309		12,500			11-Nov-23	10/Nov/2024 - 10/Jan/2025
8	DSI Altair	B	13,800	5.00%	Western Bulk Carriers AS	23-Jun-23	10/Aug/2024 - 10/Oct/2024
	2016 60,309
9	DSI Andromeda	B	14,250	5.00%	Western Bulk Carriers AS	17-Nov-22	27/Nov/23	2, 3
	2016 60,309		13,500	5.00%	Bunge SA, Geneva	27-Nov-23	20/Feb/2025 - 20/Apr/2025

7 Panamax Bulk Carriers
10	ARTEMIS		10,000	5.00%	ASL Bulk Shipping Limited	17-Jun-23	06/Oct/23	4
	2006 76,942		12,000	5.00%	Jera Global Markets Pte. Ltd.	14-Oct-23	15/Dec/23	5
11	LETO		14,500	4.75%	Cargill International S.A., Geneva	29-Jan-23	1/Mar/2024 - 30/Apr/2024
	2010 81,297
12	SELINA	C	12,000	4.75%	Cargill International S.A., Geneva	20-May-23	15/Sep/2024 - 15/Nov/2024
	2010 75,700
13	MAERA	C	12,000	4.75%	Cargill International S.A., Geneva	16-Dec-22	20/Dec/23 – 28/Dec/23	1
	2013 75,403
14	ISMENE		12,650	5.00%	Paralos Shipping Pte., Ltd.	13-Sep-23	15/Apr/2025 - 30/Jun/2025
	2013 77,901
15	CRYSTALIA	D	11,250	5.00%	Reachy Shipping (SGP) Pte. Ltd.	06-Sep-23	20/Feb/2024 - 20/Apr/2024
	2014 77,525
16	ATALANDI	D	13,250	4.75%	Aquavita International S.A.	15-Feb-23	5/Mar/2024 - 5/May/2024
	2014 77,529
6 Kamsarmax Bulk Carriers
17	MAIA	E	13,500	5.00%	ST Shipping and Transport Pte. Ltd.	23-Sep-23	15/Jun/2024 - 20/Aug/2024
	2009 82,193
18	MYRSINI	E	15,000	5.00%	Salanc Pte. Ltd.	22-Nov-22	20/Apr/2024 - 28/Jun/2024
	2010 82,117
19	MEDUSA	E	14,250	5.00%	ASL Bulk Shipping Limited	14-May-23	10/Feb/2025 - 15/Apr/2025
	2010 82,194
20	MYRTO	E	12,650	5.00%	Cobelfret S.A., Luxemburg	15-Jul-23	1/Nov/2024 - 15/Jan/2025
	2013 82,131
21	ASTARTE		15,000	5.00%	Reachy Shipping (SGP) Pte. Ltd.	29-Apr-23	1/Aug/2024 - 1/Oct/2024
	2013 81,513
22	LEONIDAS P. C.		17,000	4.75%	Cargill International S.A., Geneva	17-Mar-23	17/Feb/2024 - 17/Apr/2024	6
	2011 82,165
5 Post-Panamax Bulk Carriers
23	ALCMENE		13,000	5.00%	SwissMarine Pte. Ltd., Singapore	02-Jan-23	10/Jan/2024 - 25/Mar/2024
	2010 93,193
24	AMPHITRITE	F	14,250	5.00%	Cobelfret S.A., Luxemburg	09-Nov-22	20/Dec/2023 - 15/Feb/2024	1
	2012 98,697
25	POLYMNIA	F	15,000	5.00%	Cobelfret S.A., Luxemburg	14-Jan-23	1/Apr/2024 - 31/May/2024	7
	2012 98,704
26	ELECTRA	G	14,500	5.00%	Cobelfret S.A., Luxemburg	13-Apr-23	1/Jun/2024 - 1/Aug/2024
	2013 87,150
27	PHAIDRA	G	12,250	4.75%	Aquavita International S.A.	09-May-23	1/Sep/2024 - 15/Nov/2024
	2013 87,146

10 Capesize Bulk Carriers
28	SEMIRIO	H	14,150	5.00%	Solebay Shipping Cape Company Limited, Hong Kong	18-Aug-23	20/Nov/2024 - 30/Jan/2025
	2007 174,261
29	BOSTON	H	17,000	5.00%	ST Shipping and Transport Pte. Ltd.	06-May-23	15/Jul/2024 - 15/Oct/2024	8
	2007 177,828
30	HOUSTON	H	13,000	5.00%	EGPN Bulk Carrier Co., Limited	21-Nov-22	1/Jul/2024 - 31/Aug/2024
	2009 177,729
31	NEW YORK	H	16,000	5.00%	SwissMarine Pte. Ltd., Singapore	11-Jun-23	1/Oct/2024 - 7/Dec/2024
	2010 177,773
32	SEATTLE	I	26,500	5.00%	Solebay Shipping Cape Company Limited, Hong Kong	02-Mar-22	01/Oct/23
	2011 179,362		17,500			01-Oct-23	15/Jul/2025 - 30/Sep/2025
33	P. S. PALIOS	I	31,000	5.00%	Classic Maritime Inc.	11-Jun-22	15/Apr/2024 - 30/Jun/2024
	2013 179,134
34	G. P. ZAFIRAKIS	J	17,000	5.00%	Solebay Shipping Cape Company Limited, Hong Kong	12-Jan-23	15/Jun/2024 - 15/Aug/2024
	2014 179,492
35	SANTA BARBARA	J	21,250	5.00%	Smart Gain Shipping Co., Limited	07-May-23	10/Oct/2024 - 10/Dec/2024	9
	2015 179,426
36	NEW ORLEANS		32,000	5.00%	Engelhart CTP Freight (Switzerland) SA	25-Mar-22	08/Dec/23	9, 10
	2015 180,960		20,000	5.00%	Kawasaki Kisen Kaisha, Ltd.	08-Dec-23	15/Aug/2025 - 31/Oct/2025
37	FLORIDA		25,900	5.00%	Bunge S.A., Geneva	29-Mar-22	29/Jan/2027 - 29/May/2027	3
	2022 182,063
4 Newcastlemax Bulk Carriers
38	LOS ANGELES	K	17,700	5.00%	Nippon Yusen Kabushiki Kaisha, Tokyo	15-Jan-23	20/May/2024 - 5/Aug/2024
	2012 206,104
39	PHILADELPHIA	K	26,000	5.00%	C Transport Maritime Ltd., Bermuda	12-Apr-22	1/Feb/2024 - 15/Apr/2024
	2012 206,040
40	SAN FRANCISCO	L	22,000	5.00%	SwissMarine Pte. Ltd., Singapore	18-Feb-23	5/Jan/2025 - 5/Mar/2025
	2017 208,006
41	NEWPORT NEWS	L	20,000	5.00%	Nippon Yusen Kabushiki Kaisha, Tokyo	20-Sep-23	10/Mar/2025 - 10/Jun/2025
	2017 208,021

* Each dry bulk carrier is a “sister ship”, or closely similar, to other dry bulk carriers that have the same letter.
** Total commission percentage paid to third parties.
*** In case of newly acquired vessel with time charter attached, this date refers to the expected/actual date of delivery of the vessel to the Company.
**** Range of redelivery dates, with the actual date of redelivery being at the Charterers’ option, but subject to the terms, conditions, and exceptions of the particular charterparty.

1Based on latest information.
2The fixture includes the option for redelivery of vessel east of Suez against a gross ballast bonus of US$250,000.
3Bareboat chartered-in for a period of ten years.
4Vessel on scheduled drydocking from October 6, 2023 to October 14, 2023.
5Redelivery date based on an estimated time charter trip duration of about 61 days.
6Vessel off hire for 6.83 days.
7The charter rate was US$10,000 per day for the first 30 days of the charter period.
8Vessel has been sold and delivered to her new Owners on December 6, 2023.
9Bareboat chartered-in for a period of eight years.
10Vessel off hire for 3.65 days.

Ship Management

The commercial and technical management of our fleet, as well as the provision of administrative services relating to the fleet’s operations, are carried out by our wholly-owned subsidiary, Diana Shipping Services S.A., which we refer to as DSS, and Diana Wilhelmsen Management Limited, a 50/50 joint venture with Wilhelmsen Ship Management, which we refer to as DWM. In exchange for providing us with commercial and technical services, personnel and office space, we pay DSS a commission, which is a percentage of the managed vessels’ gross revenues, a fixed monthly fee per managed vessel and an additional monthly fee for the administrative services provided to Diana Shipping Inc. Such services may include budgeting, reporting, monitoring of bank accounts, compliance with banks, payroll services and any other possible service that Diana Shipping Inc. would require to perform its operations. Similarly, in exchange for providing us with commercial and technical services, we pay, through DSS, to DWM a commission which is a percentage of the managed vessels’ gross revenues and a fixed management monthly fee for each managed vessel.

Steamship Shipbroking Enterprises Inc., or Steamship, a related party controlled by our Chief Executive Officer, has provided brokerage services to us since June 2010. The terms of this relationship are currently governed by a Brokerage Services Agreement dated February 22, 2023.

Recent Developments

On September 27, 2023, the Company signed a letter of intent to order two 81,200 dwt methanol dual fuel new-building Kamsarmax dry bulk vessels, for a purchase price of US$46 million each. The vessels are expected to be delivered to the Company by the second half of 2027 and the first half of 2028, respectively. The transaction remains subject to the execution of definitive documentation and satisfaction of customary closing conditions.
On October 5, 2023, the Company, through a wholly owned subsidiary, entered into an agreement with an unrelated third party to sell the vessel Boston for the sale price of $18 million. Boston was delivered to her new owners on December 6, 2023.
On October 17, 2023, the Company converted 9,793 of the 10,000 Series C Preferred shares of OceanPal Inc. to 3,649,474 common shares and since that date owns 49% of the outstanding common shares of OceanPal Inc.
On November 7, 2023, the Company signed an agreement to participate in a joint venture entity that is expected to own and operate offshore wind vessels. In the initial phase of this collaboration, the joint venture entity has ordered two high spec Commissioning Service Operation Vessels (CSOVs) from VARD and holds the option to acquire two additional offshore wind service vessels.
Corporate Information

Diana Shipping Inc. is a holding company incorporated under the laws of Liberia in March 1999 as Diana Shipping Investments Corp., and was re-domiciled from the Republic of Liberia to the Republic of the Marshall Islands in February 2005.  Our executive offices are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is +30-210-9470-100.

THE OFFERING
This summary highlights the information contained elsewhere in this prospectus supplement. You should read carefully the following summary together with the more detailed description of the terms of the Warrants and Common Stock contained elsewhere in this prospectus supplement. See “Description of the Warrants” and “Description of the Capital Stock.”

Issuer:	Diana Shipping Inc.
The Warrant Distribution:
Our Board of Directors declared a distribution of transferable Warrants at no charge to all of our shareholders. We are distributing on December 14, 2023 one Warrant for every five shares of our Common Stock (equaling 0.2 of a Warrant per share of Common Stock). Each Warrant will entitle the holder thereof (the “Holder”) to purchase, at the Holder’s sole and exclusive election, at the Exercise Price, one share of Common Stock (the “Basic Warrant Exercise Rate”) plus, to the extent described below, the Bonus Share Fraction (as defined below), subject to certain adjustments described in “Anti-Dilution Adjustments” below.

We issued a total of 22,613,070 Warrants (which represent the right to purchase up to 33,919,605 shares of Common Stock, assuming the maximum number of Bonus Share Fractions are issued and that no Warrants or shares of Common Stock are rounded down). Our officers, directors, employees, affiliates and advisors and their respective affiliates who are also shareholders will receive Warrants similar to all other shareholders.

Holders may exercise all or a portion of their Warrants or choose not to exercise any Warrants at all, or may otherwise sell or transfer their Warrants, in each case, in their sole and absolute discretion, subject to applicable law.

No Fractional Warrants:
The Warrant Agent will not be required to effect any transaction that would result in the issuance of a fraction of a Warrant. If any fractional Warrant would otherwise be required to be issued or distributed, we will round down the total number of Warrants to be issued to the relevant Holder to the nearest whole number. As a result, shareholders who own fewer than five shares (or combined multiples thereof) will not be entitled to any Warrants as a result of holding such shares. For example, shareholders who own two, 112 or 142 shares of Common Stock would receive zero, 22 and 28 warrants, respectively.

Record Date:	5:00 p.m., New York City time, on December 6, 2023.

Shares of Common Stock Currently Outstanding:	As of the Record Date, 113,065,725 shares of our Common Stock are issued and outstanding.

Shares of Common Stock Outstanding Assuming Complete Exercise of the Warrants:
We will not issue any shares of Common Stock directly in the Warrant Distribution. Based on the number of shares of Common Stock outstanding as of the Record Date, if all 22,613,070 Warrants issued in the Warrant Distribution were exercised and the maximum number of Bonus Share Fractions are issued, we would have 146,985,330 shares of Common Stock outstanding (in each case, assuming no Warrants or shares of Common Stock are rounded down).

Warrant Shares:
Each Warrant will be exercisable for one share of our Common Stock plus the Bonus Share Fraction, if any, in each case, subject to certain adjustments described in the “Anti-Dilution Adjustments” section below. Such number of shares of Common Stock, as it may be adjusted, is referred to as the “Warrant Exercise Rate.”

Bonus Share Fraction:
Until the Bonus Share Expiration Date, a Holder exercising its Warrants will receive an additional 0.5 of a share of Common Stock for each Warrant exercised (the “Bonus Share Fraction”) without payment of any additional Exercise Price.

The right to receive the Bonus Share Fraction will expire at 5:00 p.m. New York City time (the “Bonus Share Expiration Date”) upon the earlier of (i) the date specified by the Company upon not less than 20 business days’ notice and (ii) the first business day following the last day of the first 30 consecutive Trading Day period in which the daily VWAPs (as defined in this prospectus supplement under “Description of the Warrants – Certain Definitions) of the shares of Common Stock has been at least equal to the then applicable Bonus Expiration Trigger Price (as defined below) for at least 20 Trading Days (whether or not consecutive) (the “Bonus Price Condition”).  Any Warrant exercised with an Exercise Date (as defined below) after the Bonus Share Expiration Date will not be entitled to any Bonus Share Fraction.

The “Bonus Expiration Trigger Price” is initially $3.50, subject to certain adjustments described in the “Anti-Dilution Adjustments” section below.

The Company will make a public announcement of the Bonus Share Expiration Date (i) at least 20 business days prior to such date, in the case of the Company setting a Bonus Share Expiration Date and (ii) prior to market open on the Bonus Share Expiration Date in the case of a Bonus Price Condition.

No Fractional Shares:
The Company will not issue fractional shares of Common Stock or pay cash in lieu thereof. If a shareholder would be entitled to receive a fractional number of shares of Common Stock upon exercise of the Warrants, we will round down the total number of shares of Common Stock to be issued to such shareholder to the nearest whole number. The Company’s calculation shall be determinative.

Exercise Price:	$4.00 per Warrant (the “Exercise Price”). The Exercise Price is payable in cash.

Exercise Procedure:
In order to exercise all or any of the Warrants, the Holder thereof is required to deliver to the Warrant Agent a duly executed notice of election by 5:00 p.m. New York City time on a business day (an “Exercise Notice” and the date on which such notice is validly submitted, the “Exercise Date”) and pay the Exercise Price. Record holders of Warrants can exercise Warrants through the process established by the Warrant Agent.  Indirect “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to exercise Warrants.

Issuance of Common Stock Upon Exercise of Warrants:
If you are a holder of record of our Common Stock and you exercise your Warrants to purchase Common Stock, our transfer agent will issue a direct registration account statement representing those shares to you as soon as practicable after the exercise of the Warrants. If your shares are held through a broker, dealer, custodian bank or other nominee and you purchase shares of Common Stock through exercising Warrants, your account at your nominee will be credited with those shares as soon as practicable following the exercise of your Warrants.

Exercise Period:
Subject to applicable laws and regulations and the terms of the Warrant Agreement, the Warrants may be exercised at any time starting on the date of issuance until the earlier of (x) 5:00 p.m. New York City time on the Expiration Date (as defined below) and (y) 5:00 p.m. New York City time on the Business Day prior to the Redemption Date (as defined below).

Expiration Date:
Subject to the provisions under the heading “Redemption” below, the Warrants will expire and cease to be exercisable at 5:00 p.m. New York City time on December 14, 2026 (the “Expiration Date”), which is the three year anniversary of the initial issuance of the Warrants.

Redemption:
The Warrants are redeemable at the Company’s sole option at any time following the last day of the first 30 consecutive Trading Day period in which the daily VWAPs of the shares of Common Stock has been at least equal to the then applicable Redemption Trigger Price (as defined below) for at least 20 Trading Days (whether or not consecutive) (the “Redemption Price Condition”). The Company may redeem the Warrants at its sole option at any time after the Redemption Price Condition has first been met, even if the trading price of the Common Stock subsequently declines.

The Company will provide at least 20 calendar days’ notice by press release (the “Redemption Notice”) of the date selected for redemption (the “Redemption Date”). The redemption price upon any redemption shall equal to 1/10 of $0.01 per Warrant (the “Redemption Price”).

In the event of a redemption of the Warrants, Warrants will be exercisable until 5:00 p.m. New York City time on the business day immediately preceding the Redemption Date.

The “Redemption Trigger Price” is initially equal to the Exercise Price, subject to certain adjustments described in “Anti-Dilution Adjustments” below.

Anti-Dilution Adjustments:
The Basic Warrant Exercise Rate is subject to certain adjustments for events including: (i) stock dividends, splits, subdivisions, reclassifications and combinations; (ii) other distributions and spinoffs; and (iii) shareholder rights plans.  The Bonus Share Fraction, the Bonus Expiration Trigger Price and the Redemption Trigger Price are subject to proportional adjustment when the Basic Warrant Exercise Rate is adjusted.

Use of Proceeds:
Assuming that all Warrants distributed are fully exercised for cash, we would receive proceeds of approximately $85.8 million in the aggregate, net of transaction expenses. We intend to use the proceeds of any Warrant exercises for general corporate purposes.

Absence of a Public Market:
The Warrants are new securities and there is no established trading market for the Warrants. Accordingly, there can be no assurances as to the development or liquidity of any market for the Warrants. The Warrants will be listed for trading on the New York Stock Exchange under the ticker DSX WS. There can be no assurance that any such market will be available for trading of the Warrants.

Listing of Shares of Common Stock:	Shares of our Common Stock trade on the New York Stock Exchange under the symbol “DSX.”

Maintenance of Registration Statement:
We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants. If the registration statement ceases to be effective for any reason at the time of exercise of any Warrants, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period.  No Bonus Share Expiration Date, and no calculation of the VWAP for purposes of determining the Bonus Share Expiration Date, shall occur during any Exercise Suspension Period.  If the Expiration Date or a Redemption Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant, the Expiration Date or the Redemption Date, as the case may be, shall be extended by the number of days comprised in such Exercise Suspension Period.

Rights as a Shareholder:
Holders of Warrants do not have any rights as a shareholder with respect to the shares of Common Stock issuable upon exercise of the Warrants prior to the time such Warrants are validly exercised, and the Exercise Price is paid.

Settlement:
Shares of Common Stock issuable upon exercise of Warrants are expected to be delivered to the applicable Holder as soon as commercially practicable after the applicable Exercise Date. Holders may not receive the shares within the typical two business day settlement after exercise of their Warrants. The Company reserves the right to change the settlement mechanics, and timing of settlement, as needed.

Governing Law:	The Warrants and the Warrant Agreement under which they are issued are governed by the laws of the State of New York.

Warrant Agent:	Computershare Trust Company, N.A.

Calculation Agent:	ConvEx Capital Markets LLC

Financial Advisor:	B. Dyson Capital Advisors

Risk Factors:
You should carefully read the section entitled “Risk Factors” on page S-13 of this prospectus supplement, on page 4 of the accompanying prospectus and in our 2022 Annual Report, incorporated by reference herein

U.S. Federal Income Tax Consequences:
You should carefully read the section entitled “Certain U.S. Federal Income Tax Consequences” on page S-24 of this prospectus supplement, and consult your tax advisors on tax treatment of the Warrants.

Important Dates

Please take note of the following important dates and times in connection with the Warrants and shares of Common Stock.

Relevant Date	Calendar Date or Method of Determination of Date

Record Date for holders of Common Stock to Receive Warrant Distribution:	December 6, 2023

Issuance Date of Warrant Distribution:	December 14, 2023

Bonus Share Expiration Date:
5:00 p.m. New York City time (the “Bonus Share Expiration Date”) upon the earlier of (i) the date specified by the Company upon not less than 20 business days’ notice and (ii) the first business day following the last day of the first 30 consecutive Trading Day period in which the daily VWAPs of the shares of Common Stock has been at least equal to the then applicable Bonus Expiration Trigger Price for at least 20 Trading Days (whether or not consecutive).

Redemption Notice Date:	The date on which the Company issues a Redemption Notice.

Expiration Date:	December 14, 2026, unless the Company issues a Redemption Notice.

Redemption Date:	After the Redemption Price Condition has been met, any date elected by the Company upon not less than 20 calendar days’ notice.

Deadline for Exercise if the Warrants are Redeemed:	5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date.

Deadline for Exercise if the Warrants Expire:	5:00 p.m. New York City time on the Expiration Date.

Dates Warrants can be Exercised:	From the issuance date of the Warrants until at 5:00 p.m. New York City time on the earlier of (x) the Business Day immediately preceding the Redemption Date and (y) the Expiration Date.

Date of Payment of Exercise Price for Valid Exercise of Warrants:	The Exercise Price for the Warrants must be paid prior to 5:00 p.m. New York City time on the applicable Exercise Date.

Date of Payment of Redemption Price for Unexercised Warrants as of Redemption Date:	The Redemption Date.

Settlement Date for exercises of Warrants:	As soon as commercially practicable following the applicable Exercise Date.

RISK FACTORS
An investment in our securities involves a high degree of risk.  Before making an investment in our securities, you should carefully consider all of the information included in this prospectus supplement, the risk factors and all of the other information included in the base prospectus, and any other prospectus supplement and the documents that have been incorporated by reference in this prospectus supplement, the base prospectus, and any other prospectus supplement, including those in “Item 3—Key Information—D. Risk Factors” in our Annual Report, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, results of operations or financial condition. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

The Warrants will not have any rights of common shareholders until such Warrants are exercised.
The Warrants do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price.
Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.
Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately.  Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing investments. These investments may not yield a favorable return to our shareholders.
The issuance of our Common Stock upon the exercise of the Warrants may depress our stock price.
We could issue up to 33,919,605 shares of Common Stock in connection with the Warrant Distribution. The issuances of the shares of Common Stock upon exercise of the Warrants and the resale of such shares after their issuance, or the perception that such sales could occur, could result in significant downward pressure on our stock price and could impact our ability to raise capital through the sale of additional shares in the future.
The shares of Common Stock may not be delivered within two business days of exercise of Warrants and alternative settlement cycles may be required.
Delivery of the shares of Common Stock upon exercise of Warrants may be longer than two business days. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, holders of Warrants who wish to trade the shares of Common Stock they would receive upon exercise of their Warrants may be required, by virtue of the fact that some Warrant exercise settlements may not occur within two business days, to prevent a failed settlement. Holders who wish to trade shares of Common Stock with such alternative settlement cycles should consult their own advisors.

Our registration statement covering the issuance of Common Stock issuable upon exercise of the Warrants may not be available at times.
We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants, however, we are not prohibited from suspending the use of the registration statement and can suspend it at any time at our discretion.   If at the time of exercise of Warrants, there is no effective registration statement covering the issuance of the shares of Common Stock underlying the Warrants, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period.  No Bonus Share Expiration Date, and no calculation of the VWAP for purposes of determining the Bonus Share Expiration Date, shall occur during any Exercise Suspension Period.  If the Expiration Date or a Redemption Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant, the Expiration Date or the Redemption Date, as the case may be, shall be extended by the number of days comprised in such Exercise Suspension Period.
We may amend the terms of the Warrant Agreement without the consent of any Warrant Holder.
The Warrant Agreement may be amended without the consent of any Warrant Holder to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor company in any business combination, to extend or postpone the Expiration Date, to decrease the Exercise Price or increase the Basic Warrant Exercise Rate or the Bonus Share Fraction, to reinstate a Bonus Share Period after the Bonus Share Expiration Date, to provide for net share settlement upon exercise of the Warrants, to provide for an alternate method of adjustment of the Basic Warrant Exercise Rate in respect of any distribution made to all or substantially all the holders of the Common Stock in the event the Company determines, in its sole discretion, that the provisions of the Warrant Agreement do not operate to appropriately adjust the Basic Warrant Exercise Rate for such distribution, to make any change that does not adversely affect the rights of any Holder in any material respect, to provide for a successor Warrant Agent, in connection with any business combination, to provide that the Warrants are exercisable for the Company’s Common Stock, or to conform the provisions of the Warrant Agreement or the Warrant Certificate to the “Description of the Warrants” section of this prospectus supplement relating to the issuance and sale of shares of Common Stock upon exercise of the Warrants.

USE OF PROCEEDS
The net proceeds of this offering will be used for general corporate purposes. We expect that the net proceeds of this offering, assuming that the Warrants are fully exercised for cash, will be approximately $85.8 million, after deducting  estimated transaction expenses. We cannot assure you that we will use the proceeds of this offering for the stated purposes and we may use the net proceeds for other purposes with which you do not agree.

DESCRIPTION OF THE WARRANTS
On December 14, 2023, The Company will issue 22,613,070 Warrants as a distribution to Holders of record of shares of Common Stock as of the record date, December 6, 2023 (the “Record Date”). The Warrants have been issued by the Company pursuant to the Warrant Agreement. The following description of the Warrants and the Warrant Agreement is only a brief summary and is qualified in its entirety by reference to the complete description of the terms of the Warrants set forth in the Warrant Agreement (including the Form of Warrant attached thereto), which has been filed as an exhibit to our Current Report on Form 6-K, filed on December 14, 2023. The distribution of the Warrants has not been registered under the Securities Act because the issuance of a dividend in the form of a Warrant for no consideration is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. The Warrants will trade on the New York Stock Exchange.
Warrant Exercise Rate
Each Warrant represents the right to purchase from the Company one share of Common Stock (the “Basic Warrant Exercise Rate”) plus the Bonus Share Fraction, if any as described below, for the applicable Exercise Date for cash at an initial Exercise Price of $4.00 per Warrant, payable in U.S. dollars. The “Warrant Exercise Rate” means the Basic Warrant Exercise Rate plus, during the Bonus Share Period, the Bonus Share Fraction.  The number of shares of Common Stock actually issuable upon exercise as of the date of exercise of a Warrant is referred to as the “Warrant Shares” of such Warrant.
Until the Bonus Share Fraction Expiration Date, a holder exercising its Warrants will receive, in addition to the Basic Warrant Exercise Rate, an additional 0.5 of a share of Common Stock for each Warrant exercised (the “Bonus Share Fraction”) without payment of any additional Exercise Price.
The right to receive the Bonus Share Fraction will expire at 5:00 p.m. New York City time on the Bonus Share Expiration Date upon the earlier of (i) the date specified by the Company upon not less than 20 business days’ notice and (ii) the first business day following the last day of the first 30 consecutive Trading Day period in which the daily VWAPs of the shares of Common Stock has been at least equal to the then applicable Bonus Expiration Trigger Price (subject to certain adjustments described in the “Anti-Dilution Adjustments” section below) for at least 20 Trading Days (whether or not consecutive) (the “Bonus Price Condition”).  Any Warrant exercised with an Exercise Date after the Bonus Share Expiration Date will not be entitled to any Bonus Share Fraction.
The “Bonus Expiration Trigger Price” is initially $3.50, subject to certain adjustments described in the “Anti-Dilution Adjustments” section below.
The Company will make a public announcement of the Bonus Share Expiration Date (i) at least 20 business days prior to such date, in the case of the Company setting a Bonus Share Expiration Date and (ii) prior to market open on the Bonus Share Expiration Date in the case of a Bonus Price Condition.
Expiration
Except as described below, the Warrants will expire and cease to be exercisable at 5:00 p.m. New York City time on the Expiration Date.
Redemption
The Warrants are redeemable at the Company’s sole option at any time following the last day of the first 30 consecutive Trading Day period in which the daily VWAPs of the shares of Common Stock has been at least equal to the then applicable Redemption Trigger Price (as defined below) for at least 20 Trading Days (whether or not consecutive) (the “Redemption Price Condition”).  The Company may redeem the Warrants at its sole option at any time after the Redemption Price Condition has first been met, even if the trading price of the Common Stock subsequently declines. The “Redemption Trigger Price” is initially equal to the Exercise Price, subject to certain adjustments described in “Anti-Dilution Adjustments” below.

The Company will provide at least 20 calendar days’ notice by press release (the “Redemption Notice”) of the date selected for redemption (the “Redemption Date”). The redemption price upon any redemption shall equal to 1/10 of $0.01 per Warrant.
In the event of a redemption of the Warrants, Warrants will be exercisable until 5:00 p.m. New York City time on the business day immediately preceding the Redemption Date.
Form and Transfer
The Company is issuing the Warrants in uncertificated, direct registration form. Warrant holders will not be entitled to receive physical certificates. Registration of ownership will be maintained by the Warrant Agent. If you are a holder of record of shares of Common Stock as of the Record Date, the Warrant Agent will issue a direct registration account statement representing those Warrants.   For holders of shares of Common Stock as of the Record Date that hold such shares through a broker, dealer, custodian bank or other nominee, the Warrants will be represented by a global security registered in the name of a depository, which will be the holder of all the Warrants represented by the global security. Those holders who own beneficial interests in a global Warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants.
The Warrant Agent will not be required to effect any registration of transfer or exchange that would result in any fraction of a Warrant. If any fractional Warrant would otherwise be required to be issued or distributed, the Company or the Warrant Agent, as applicable, will round down the total number of Warrants to be issued to the relevant holder to the nearest whole number.
Record owners of Warrants may transfer Warrants through the process established by the Warrant Agent.   Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to transfer Warrants.
Exercise
All or any part of the Warrants may be exercised prior to the earlier of (x) 5:00 p.m. New York City time on the Expiration Date (as defined below) and (y) 5:00 p.m. New York City time on the Business Day prior to the Redemption Date by delivering a completed form of election to purchase shares of Common Stock, which contains certain representations by the Holder of the Warrants, and payment of the Exercise Price in cash.   Any such delivery that occurs on a day that is not a business day or is received after 5:00 p.m., New York City time, on any given business day will be deemed received and exercised on the next succeeding business day. Record owners of Warrants may exercise Warrants through the process established by the Warrant Agent.   Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to transfer Warrants.
If a registration statement is not effective at any time or from time to time for any reason, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period.  No Bonus Share Expiration Date, and no calculation of the VWAP for purposes of determining the Bonus Share Expiration Date, shall occur during any Exercise Suspension Period.  If the Expiration Date or a Redemption Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant, the Expiration Date or the Redemption Date, as the case may be, shall be extended by the number of days comprised in such Exercise Suspension Period.
Upon delivery of Warrant Shares upon exercise of Warrants, the Company will issue such whole number of Warrant Shares as the exercising Warrant Holder is entitled to receive. If your Warrants are held through a broker, dealer, custodian bank or other nominee and you purchase exercise Warrants, your account at your nominee will be credited with those shares as following the exercise of your Warrants. If you are a holder of record of our Common Stock and you exercise your Warrants, our transfer agent will issue a direct registration account statement representing those shares to you after the exercise of the Warrants.

Amendment
The Warrant Agreement may be amended without the consent of any Warrant Holder to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor company in any business combination, to extend the Expiration Date, to decrease the Exercise Price or increase the Basic Warrant Exercise Rate or the Bonus Share Fraction, to reinstate a Bonus Share Period after the Bonus Share Expiration Date, to provide for net share settlement upon exercise of the Warrants, to provide for an alternate method of adjustment of the Basic Warrant Exercise Rate in respect of any distribution made to all or substantially all the holders of the Common Stock in the event the Company determines, in its sole discretion, that the provisions of the Warrant Agreement do not operate to appropriately adjust the Basic Warrant Exercise Rate for such distribution, to make any change that does not adversely affect the rights of any Holder in any material respect, to provide for a successor Warrant Agent, in connection with any business combination, to provide that the Warrants are exercisable for units of reference property or to conform the provisions of the warrant agreement or the certificates for the  Warrant this “Description of the Warrants” section of this prospectus supplement. The consent of a majority in interest of the then-outstanding Warrants is required for any amendment that materially and adversely affects the interests of the Holders of the then-outstanding Warrants.
Other
A Holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of shares of Common Stock, including, without limitation, the right to vote or to receive dividends or other distributions.
The Company has agreed in the Warrant Agreement to use commercially reasonable efforts to cause a shelf registration statement (including, at the Company’s election, an existing registration statement), filed pursuant to Rule 415 (or any successor provision) of the Securities Act, covering the issuance of shares of Common Stock to the Warrant Holders upon exercise of the Warrants to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date. The Company may suspend the availability of the registration statement relating to the Warrants from time to time for a maximum of 90 days in a given 365-day period, if the Board of Directors determines that such a suspension would be necessary to comply with applicable laws and the Company provides notice to the Warrant Holders. If the registration is so suspended in the 90 days prior to the Expiration Date, the Expiration Date will be delayed for a number of days equal to the number of days during such 90-day period that the registration statement was suspended.
All expenses related to the registration and approval of the shares of Common Stock issuable upon exercise of the Warrants will be borne by the Company.
Anti-dilution Adjustments
The Basic Warrant Exercise Rate shall be subject to adjustment, without duplication, as follows, except that the Company shall not make any such adjustments if each holder has the opportunity to participate, at the same time and upon the same terms as holders of the shares of Common Stock and solely as a result of holding the Warrants in any of the transactions described below, without having to exercise such holder’s Warrants, as if such holder held a number of shares of Common Stock equal to the product (rounded down to the nearest whole multiple of a share of Common Stock) of (i) the Warrant Exercise Rate in effect on the record date for such transaction and (ii) the number of Warrants held by it on such record date.  The Bonus Share Fraction, the Bonus Expiration Trigger Price and the Redemption Trigger Price will be proportionately adjusted for any adjustment to the Basic Warrant Exercise Rate.
(a) Stock Dividends, Splits, Subdivisions, Reclassifications and Combinations. If the Company shall (i) exclusively issue shares of Common Stock to all or substantially all holders of Common Stock as a dividend or distribution on shares of the Common Stock, (ii) subdivide or reclassify the issued and outstanding shares of Common Stock into a greater number of shares, or (iii) combine, consolidate or reclassify the issued and outstanding shares of Common Stock into a smaller number of shares, then the Basic Warrant Exercise Rate shall be adjusted based on the following formula:

where:
=

the Basic Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution, or at the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

=

the Basic Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or immediately prior to open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

=	the number of Common Stock outstanding immediately after giving effect to such dividend, distribution, subdivision, combination, consolidation or reclassification, as applicable;
=

the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution or immediately prior to the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable (before giving effect to any such dividend, distribution, or subdivision, consolidation, combination or reclassification, as applicable).

Any adjustment made under this provision shall become effective at the open of business on such Ex-Date for such dividend or distribution, or at the open of business on the effective date for such subdivision, consolidation, combination or reclassification, as applicable. If an adjustment to the Basic Warrant Exercise Rate is made in respect of any dividend or distribution of the type described in this provision but such dividend or distribution, subdivision, consolidation, combination or reclassification is not so paid or made, the Basic Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, subdivision, consolidation, combination or reclassification, to the Basic Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
(b) Rights Issues. If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of such issuance, the Basic Warrant Exercise Rate shall be increased based on the following formula:

where:
=	the Basic Warrant Exercise Rate in effect at the open of business on the Ex-Date for such issuance;
=	the Basic Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such issuance;
=	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such issuance;
=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and
=

the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any adjustment to the Basic Warrant Exercise Rate made under this provision shall be made whenever any such rights, options or warrants are issued and shall become effective at the open of business on the Ex-Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Basic Warrant Exercise Rate shall be decreased to the Basic Warrant Exercise Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If an adjustment to the Basic Warrant Exercise Rate is made in respect of any such issuance of rights, options or warrants but such rights, options or warrants are not so issued, the Basic Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to issue such rights, options or warrants, to the Basic Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
For purposes of this provision, in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of the Common Stock at less than such arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.
(c)  Other Distributions and Spin-Offs.
(i)  Distributions Other than Spin-Offs. If the Company makes a distribution to all or substantially all holders of its Common Stock, of its Capital Stock, evidences of indebtedness, other assets or property of the Company, or rights, options or warrants to acquire its Capital Stock or other securities, excluding:
(1) any dividends, distributions or issuances described the provisions above;
(2) any dividends or distributions paid exclusively in cash described in the provision below;
(3) any dividends or distributions in connection with a business combination, reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition resulting in the change in the securities or property receivable upon the exercise of a warrant as described in Section 4.03 of the Warrant Agreement;
(4) any rights issued pursuant to a shareholders’ rights plan adopted by the Company, other than as described in clause (e); and
(5) any Spin-Offs described below,
then the Basic Warrant Exercise Rate shall be increased based on the following formula:

where:
=	the Basic Warrant Exercise Rate in effect at the open of business on the Ex-Date for such distribution;

=	the Basic Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;

=

the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding the Ex-Date for such distribution; and

=

the Fair Market Value, as of the open of business on the Ex-Date for such distribution, of the shares of Capital Stock, evidences of indebtedness, assets or property of the Company, cash, rights or warrants distributed with respect to each outstanding share of Common Stock.

Any adjustment to the Basic Warrant Exercise Rate under this provision shall be become effective at the open of business on the Ex-Date for such distribution.
(ii)          Spin-Offs. With respect to an adjustment pursuant to this provision where there has been a payment of a dividend or other distribution by the Company to all or substantially all holders of its Common Stock in shares of Capital Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company that will be, upon distribution, listed or quoted on a U.S. national or regional securities exchange (a “Spin-Off”), then the Basic Warrant Exercise Rate shall be increased based on the following formula:

where:
= the Basic Warrant Exercise Rate in effect at the open of business on the Ex-Date of the Spin-Off;
= the Basic Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;
= the arithmetic average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock on each day which is a Trading Day for both the Common Stock and the Capital Stock or similar equity interest so distributed (each, a “Valuation Trading Day”) comprised in the period of ten consecutive Valuation Trading Days commencing on the Ex-Date for such Spin-Off (or, if such Ex-Date is not a Valuation Trading Day, commencing on the immediately following Valuation Trading Day) (such period, the “Valuation Period”); and
= the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the Valuation Period.
Any adjustment to the Basic Warrant Exercise Rate under this provision shall be made immediately after the close of business on the last day of the Valuation Period, but shall become effective at the open of business on the Ex-Date for the Spin-Off.
If an adjustment to the Basic Warrant Exercise Rate is made in respect of any distribution of the type described in this provision but such distribution is not so made, the Basic Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to make such distribution, to the Basic Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
(d)          Cash Dividends or Distributions. If any cash dividend or distribution is paid to all or substantially all holders of Common Stock, then the Basic Warrant Exercise Rate shall be increased based on the following formula:

where:
= the Basic Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution; and
= the Basic Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;
= the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding the Ex-Date for such dividend or distribution;
= the amount in cash per share the Company distributes to holders of the Common Stock;
Any adjustment to the Basic Warrant Exercise Rate made under this provision shall become effective at the open of business on the Ex-Date for such dividend or distribution.  If an adjustment to the Basic Warrant Exercise Rate is made in respect of any dividend or distribution of the type described in this provision but such dividend or distribution is not so paid, the Basic Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Basic Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
(e)  Shareholder Rights Plan. If the Company has a shareholder rights plan, including the Stockholders Rights Agreement, dated January 15, 2016, between the Company and Computershare Trust Company, N.A., as rights agent (the “Company Rights Plan), in effect upon exercise hereof, each share of Common Stock, if any, issued upon such exercise shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such exercise shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any exercise, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan so that the Holders of Warrants would not be entitled to receive any rights in respect of Common Stock, if any, issuable upon exercise, the Basic Warrant Exercise Rate shall be adjusted at the time of separation as if the Company had made a distribution to all holders of its Common Stock as provided in Section 4.01(b) of the Warrant Agreement, subject to readjustment in the event of the expiration, termination or redemption of such rights.
All adjustments to the Basic Warrant Exercise Rate shall be made by the Calculation Agent to the nearest whole multiple of 0.00001 (with 0.000005 being rounded upwards) share of Common Stock.
Notwithstanding anything to the contrary in the Warrant Agreement or the Warrants, (i) if the provisions of Section 4.01 of the Warrant Agreement shall require that an adjustment be made to the Basic Warrant Exercise Rate in respect of any distribution or other relevant event, and the shares of Common Stock issuable in respect of any exercise are entitled to participate in such distribution or other relevant event, such adjustment shall not be given effect for the purpose of such exercise of Warrants and (ii) if the Exercise Date in respect of any exercise of Warrants falls after the record date for any Spin-Off and on or before the last day of the relevant Valuation Period, delivery of the shares of Common Stock issuable (or amount of cash payable, as applicable) pursuant to such exercise shall occur as soon as practicable after the last day of such Valuation Period.
Any adjustments described above shall be made successively whenever an event referred to therein shall occur.
Business Combinations and Reorganizations
In the event of a merger, consolidation, amalgamation, statutory share exchange or similar transaction that requires the approval of the Company’s shareholders (a “Business Combination”) or reclassification of Common Stock, other than a reclassification of Common Stock referred to in “Anti-dilution Adjustments” above, the right of a Warrant holder to receive Common Stock upon exercise of a Warrant will be converted into the right to exercise a Warrant to acquire, per each Warrant, the number of shares or other securities or property (including cash) that a number of shares of Common Stock equal to the Warrant Exercise Rate (in effect at the time of such Business Combination or reclassification) immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification (the amount of such shares, other securities or property in respect of a share of Common Stock being herein referred to as a “Unit of Reference Property”). If the Business Combination causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then the composition of the Unit of Reference Property into which the Warrants will be exercisable will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock.

Certain Definitions
“Last Reported Sale Price” means, with respect to the Common Stock (or other security), on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the last bid price and last ask price (or, if more than one in either case, the arithmetic average of the average last bid prices and the average last prices), regular way, of the Common Stock (or such other security, as the case may be) as reported in composite transactions for the New York Stock Exchange on such day, without regard to after-hours or extended market trading, provided that if the Common Stock (or such other security, as the case may be) is not listed on the New York Stock Exchange on any date of determination, the Last Reported Sale Price of the Common Stock (or such other security, as the case may be) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security, as the case may be) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or such other security, as the case may be) is so listed or quoted, or, if the Common Stock (or such other security, as the case may be) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or such other security, as the case may be) in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the Last Reported Sale Price of the Common Stock (or such other security, as the case may be) on that date shall mean the Fair Market Value per share of Common Stock (or such other security, as the case may be) as of such day.
“Trading Day” means a day on which the Common Stock (or other security) (i) at the close of regular way trading (not including after-hours or extended market trading) is not suspended from trading on the New York Stock Exchange or, if the Common Stock (or such other security, as the case may be) is not listed on the New York Stock Exchange, any U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading the Common Stock (or such other security, as the case may be) at the close of business, and (ii) has traded at least once regular way on the New York Stock Exchange or, if the Common Stock (or such other security, as the case may be) is not listed on the New York Stock Exchange, such other U.S. national securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock (or such other security, as the case may be); provided that if the Common Stock (or such other security, as the case may be) is not so listed or traded, “Trading Day” means a Business Day.
“VWAP” of the Common Stock (or other security) on any date of determination means, (i) in the case of the Common Stock, for any day on which trading in the Common Stock generally occurs on the New York Stock Exchange (or, if the Common Stock is not listed on the New York Stock Exchange, the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock on such day), the per-share volume-weighted average price based on all trades in the consolidated tape system as displayed on Bloomberg page “DSX US Equity HP” (setting: “Weighted Average Line”) (or its equivalent successor if such page or setting is not available) in respect of such day and (ii) in the case of any other security, for any day on which trading in such security generally occurs on the New York Stock Exchange (or, if such security is not listed on the New York Stock Exchange, the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security on such day), the per-share volume-weighted average price based on all trades in the consolidated tape system as displayed on Bloomberg page “HP” for such security in respect of such day. If such information is not so available for the Common Stock or such other security, the VWAP on such date shall be the Last Reported Sale Price for the Common Stock or such other security on such day.

Calculations in respect of the Warrants; Calculation Agent
ConvEx Capital Markets LLC shall be the initial calculation agent. The Calculation Agent will be responsible for making all calculations and other determinations specified to be made by it under this Warrant Agreement and the Warrants, and any calculations and determinations not so specified will be the responsibility of the Company or an Independent Advisor. All calculations and determinations will be made in good faith and, absent manifest error, such calculations and determinations will be final and binding on Holders of the Warrants and the Warrant Agent. The Company will provide with reasonable notice a schedule of the calculations and determinations made by the Company, the Calculation Agent or an Independent Advisor, as applicable, to the Warrant Agent. The Warrant Agent is entitled to rely conclusively upon the accuracy of the calculations and determinations made by the Company and the Calculation Agent without independent verification. All calculations are subject to rounding as described in the Warrant Agreement.
Certain U.S. Federal Income Tax Consequences
The following is a general discussion based upon present law of certain U.S. federal income tax consequences to U.S. holders (as defined below) of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution.
For purposes of this discussion, a U.S. holder is a beneficial owner of shares of Common Stock receiving Warrants or a beneficial owner of Warrants that is:
(i) an individual who is a citizen or resident of the United States;
(ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);
(iii) an estate whose income is subject to U.S. federal income taxation, regardless of its source; or
(iv) a trust if: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in place to be treated as a U.S. person.
This discussion does not address any state, local, or foreign income or other tax consequences, such as the estate and gift tax or the Medicare tax on net investment income, nor does it address all of the tax consequences that may be relevant to any particular shareholder. This discussion also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market, dealers in securities or currencies, persons that own directly, indirectly, or constructively, 10% or more of the total combined voting power or value of all of our outstanding shares, certain taxpayers who file applicable financial statements required to recognize income when the associated revenue is reflected in such financial statements, persons that hold shares of Common Stock or Warrants as part of a position in a “straddle” or as part of a “hedging,” “conversion,” or other integrated investment transaction for U.S. federal income tax purposes, persons that do not hold shares of Common Stock or Warrants as “capital assets” (generally, property held for investment) or persons that do not use the U.S. dollar as their functional currency.
If a partnership holds shares of Common Stock or Warrants, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding shares of Common Stock or Warrants should consult its own tax advisor.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings, and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution. In addition, the Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution, and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.
Tax Consequences of the Warrant Distribution
The Warrant Distribution is intended to be treated as a non-taxable distribution under Section 305(a) of the Code. If, however, the Warrant Distribution were treated as a distribution subject to Section 305(b) of the Code, a U.S. holder shares of Common Stock would be treated for U.S. federal income tax purposes as receiving a distribution equal to the fair market value of the Warrants. In such case, the Warrant Distribution would be taxable as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The remainder of this discussion assumes that the Warrant Distribution will be treated as a non-taxable distribution under Section 305(a) of the Code.
Tax Basis and Holding Period in the Warrants
If the fair market value of the Warrants received in the Warrant Distribution is less than 15% of the fair market value of a U.S. holder’s shares of Common Stock on the date of the Warrant Distribution, the Warrants received will be allocated a zero tax basis for U.S. federal income tax purposes, unless such U.S. holder elects to allocate tax basis between the existing shares of Common Stock and the Warrants in proportion to their relative fair market values determined on the date of the Warrant Distribution. A U.S. holder that elects to allocate tax basis between such holder’s existing shares of Common Stock and Warrants must make this election on a statement included with such holder’s tax return for the taxable year in which the Warrant Distribution occurs. Such an election is irrevocable. If, however, the fair market value of the Warrants received in the distribution is 15% or more of the fair market value of a U.S. holder’s shares of Common Stock on the date of the Warrant Distribution, such holder’s tax basis in the existing shares of Common Stock must be allocated between the existing shares of Common Stock and the Warrants in proportion to their relative fair market values determined on the date of the Warrant Distribution.
A U.S. holder’s holding period for the Warrants will include the holding period for the shares of Common Stock with respect to which the Warrants were received.
Possible Constructive Distributions
The number of shares of Common Stock that a holder is entitled to receive upon exercise of a Warrant and the Exercise Price of the Warrant are subject to certain anti-dilution adjustments. Certain of these adjustments (including adjustments as a result of a taxable distribution to holders of shares of Common Stock) could cause a holder to be deemed to receive a “constructive distribution” that is includible in income for U.S. federal income tax purposes. U.S. holders should consult their own tax advisors regarding the possibility of constructive distributions with respect to the Warrants.
Lapse of a Warrant
If the Warrants received in the Warrant Distribution expire, a U.S. holder generally should not recognize any gain or loss upon that expiration. If a U.S. holder has tax basis in the Warrants and allows the Warrants to expire while continuing to hold the shares of Common Stock with respect to which the Warrants were distributed, the tax basis of such shares of Common Stock will be restored to the tax basis of such shares of Common Stock immediately before the receipt of the Warrants in the Warrant Distribution. If the Warrants expire after a U.S. holder has disposed of the shares of Common Stock with respect to which the Warrants were distributed, such holder should consult its own tax advisor regarding its ability to recognize a loss (if any) on the expiration of the Warrants.

Exercise of a Warrant
U.S. holders should not recognize any gain or loss with respect to a Warrant upon the exercise of the Warrant. In general, shares of Common Stock acquired pursuant to the exercise of a Warrant will have a tax basis equal to the U.S. holder’s tax basis in the Warrant, if any, increased by the price paid to exercise the Warrant. The holding period for the shares of Common Stock received upon exercise of the Warrant will generally begin on the date of exercise of the Warrant.
If, at the time of the exercise of a Warrant received in the Warrant Distribution, a U.S. holder no longer holds the shares of Common Stock with respect to which such Warrant was received, certain aspects of the tax treatment of the exercise of the Warrant are unclear, including (1) the allocation of tax basis between the shares of Common Stock previously sold and the Warrant, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of Common Stock previously sold, and (3) the impact of such allocation on the tax basis of shares of Common Stock acquired through the exercise of the Warrant. U.S. holders who exercise Warrants received in the Warrant Distribution after disposing of the shares of Common Stock with respect to which the Warrants were received should consult their own tax advisors as to these uncertainties.
Sale or Other Taxable Disposition of a Warrant
Subject to the discussion of the passive foreign investment company rules below, the gain or loss a U.S. holder realizes on the sale or other taxable disposition of a Warrant generally will be a capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the Warrants for more than one year. The amount of a U.S. holder’s gain or loss will equal the difference between the U.S. Holder’s tax basis in the Warrants disposed of and the amount realized on the disposition. Such gain or loss generally will be U.S. source gain or loss for foreign tax credit purposes. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. In addition, certain limitations exist on the deductibility of capital losses.
Passive Foreign Investment Company Rules
The U.S. federal income tax consequences to U.S. holders of owning and disposing of Warrants could be materially different from those described above if, at any relevant time, we were classified as a passive foreign investment company (a “PFIC”). For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for any taxable year if either: (i) at least 75% of its gross income is “passive income” for purposes of the PFIC rules or (ii) at least 50% of the value of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more of the stock (by value). Based upon our current and projected income, assets and activities, we do not expect to be considered a PFIC for our current taxable year or for future taxable years. However, because the determination of whether we are a PFIC will be based upon the composition of our income, assets and the nature of our business, as well as the income, assets and business of entities in which we hold at least a 25% interest, from time to time, and because there are uncertainties in the application of the relevant rules, there can be no assurance that we will not be considered a PFIC for any taxable year. If we are a PFIC for any taxable year, a U.S. holder may be subject to adverse tax consequences, including the possible imposition of an interest charge on “excess distributions” allocable to prior taxable years in such U.S. holder’s holding period during which we are determined to be a PFIC. For this purpose, any gains recognized on the disposition of stock or warrants of a corporation that is a PFIC will be treated as an excess distribution and, thus, as ordinary income subject to the PFIC interest charge rules. In addition, if we are a PFIC, U.S. holders may generally be required to comply with annual reporting requirements.
It is not entirely clear how various aspects of the PFIC rules would apply to the Warrants. However, a U.S. holder may not make a mark-to-market election or a qualified electing fund election with respect to its Warrants, which are elections that could alleviate the adverse tax consequences of the PFIC rules. As a result, if a U.S. holder sells or otherwise disposes of such Warrants and we were a PFIC at any time during the U.S. holder’s holding period of such Warrants, any gain recognized generally would be treated as an excess distribution, taxed as described above. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to them.

Information Reporting and Backup Withholding
Certain U.S. holders of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report, currently on IRS Form 8938, with respect to such assets with their U.S. federal income tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Substantial penalties may be imposed in the event of a failure to comply. U.S. holders should consult their own tax advisors as to the possible application to them of this filing requirement.
Payments of dividends (including constructive dividends) and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. Rather, the amount of any backup withholding from a payment to a holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund of any amounts withheld in excess of such liability, provided that the required information is timely furnished to the IRS.

DESCRIPTION OF COMMON STOCK
This section supplements, and should be read together with, the general description of our Common Stock included in the “Description of Capital Stock” in the accompanying prospectus.
Dividend Policy
Our board of directors reviews and amends our dividend policy from time to time in light of our business plans and other factors. In 2023, the Board of Directors declared one special noncash dividend and four quarterly dividends of $0.15 per share, paid in cash and/or common shares.
The declaration and payment of dividends will always be subject to the discretion of our board of directors. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy and provisions of Marshall Islands law affecting the payment of dividends. In addition, other external factors, such as our lenders imposing restrictions on our ability to pay dividends under the terms of our loan facilities, may limit our ability to pay dividends. Further, under the terms of our loan agreements, we may not be permitted to pay dividends that would result in an event of default or if an event of default has occurred and is continuing.

LEGAL MATTERS

The validity of our Common Stock offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004.

WHERE YOU CAN FIND MORE INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC's website.

INCORPORATION BY REFERENCE
The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below:
•
Our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Commission on March 27, 2023, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•
Our Reports on Form 6-K, furnished to the Commission on April 11, 2023, April 13, 2023, April 18, 2023, April 20, 2023, April 27, 2023, May 2, 2023, May 8, 2023, May 12, 2023, May 15, 2023, May 22, 2023, May 25, 2023, May 25, 2023, May 26, 2023, June 6, 2023, June 20, 2023, June 21, 2023, June 29, 2023, July 13, 2023, August 1, 2023, August 11, 2023, September 6, 2023, September 8, 2023, September 11, 2023, September 25, 2023, September 26, 2023, September 27, 2023, September 28, 2023, October 10, 2023, October 23, 2023, November 2, 2023, November 15, 2023, November 20, 2023, November 20, 2023, November 24, 2023, November 28, 2023 and December 14, 2023.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by oral or written request to the following address:

Diana Shipping Inc.
Attn: Ioannis Zafirakis
Pendelis 16, 175 64
Palaio Faliro
Athens, Greece
+ 30-210-9470-100
www.dianashippinginc.com

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS
The consolidated financial statements of Diana Shipping Inc. appearing in Diana Shipping Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2022, and the effectiveness of Diana Shipping Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at 8B Chimarras street, 151 25, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants ("SOEL"), Greece with registration number 107.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to Completion, Dated June 4, 2021

PROSPECTUS

$750,000,000

DIANA SHIPPING INC.

Common Stock, Preferred Stock Purchase Rights, Preferred Stock,
Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1) our common stock (including related preferred stock purchase rights),
(2) our preferred stock,
(3) our debt securities,
(4) our warrants,
(5) our purchase contracts,
(6) our rights, and
(7) our units.
We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
The aggregate offering price of all securities issued and sold under this prospectus may not exceed $750,000,000.  The securities issued and sold under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.  The prices and other terms of the securities issued and sold under this prospectus will be determined at the time of their offering and will be described in a supplement to this prospectus.
Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “DSX.”  Our Series B Preferred Stock is listed on the NYSE under the symbol “DSXPRB.”
An investment in the securities offered hereby involves risks.  See the section entitled “Risk Factors” on page 4 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using the shelf registration process.  Under the shelf registration process, we may sell, from time to time, our common stock (including related preferred stock purchase rights), preferred stock, debt securities, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering.  The prospectus supplement may also add, update or change the information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.  Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all the information in the registration statement.  Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers.  You should refer to the actual documents for a more complete description of the relevant matters.  For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless the context requires otherwise, all references in this prospectus to “we,” “our,” “us” and the “Company” refer to Diana Shipping Inc. and its subsidiaries. We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars. We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or U.S. GAAP.  We have a fiscal year end of December 31.

TABLE OF CONTENTS

Page
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	4
USE OF PROCEEDS	4
CAPITALIZATION	5
PRICE RANGE OF CAPITAL STOCK	6
PLAN OF DISTRIBUTION	7
TAX CONSIDERATIONS	8
DESCRIPTION OF CAPITAL STOCK	9
DESCRIPTION OF DEBT SECURITIES	15
DESCRIPTION OF WARRANTS	21
DESCRIPTION OF PURCHASE CONTRACTS	22
DESCRIPTION OF RIGHTS	23
DESCRIPTION OF UNITS	24
ENFORCEABILITY OF CIVIL LIABILITIES	25
EXPENSES	26
LEGAL MATTERS	26
EXPERTS	26
WHERE YOU CAN FIND ADDITIONAL INFORMATION	27

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information we incorporate by reference, include "forward-looking statements," as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in its records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond its control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Such statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in its view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to (i) the strength of world economies, (ii) fluctuations in currencies and interest rates, (iii) general market conditions, including fluctuations in charter hire rates and vessel values, (iv) changes in demand in the dry-bulk shipping industry, (v) changes in the supply of vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels, (vi) changes in the Company's operating expenses, including bunker prices, crew costs, drydocking and insurance costs, (vii) the Company’s future operating or financial results, (viii) availability of financing and refinancing and changes to the Company’s financial condition and liquidity, including the Company’s ability, (ix) to pay amounts that it owes and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities and the Company’s ability to obtain financing and comply with the restrictions and other covenants in the Company’s financing arrangements, (x) changes in governmental rules and regulations or actions taken by regulatory authorities, (xi) potential liability from pending or future litigation, (xii) compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery, (xiii) the impact of the discontinuance of LIBOR after 2021 on interest rates of any of the Company’s debt that reference LIBOR, (xiv) the failure of counter parties to fully perform their contracts with the Company, (xv) the Company’s dependence on key personnel, (xvi) adequacy of insurance coverage, (xvii) the volatility of the price of the Company’s common stock, (xviii) the Company’s incorporation under the laws of the Marshall Islands and the different rights to relief that may be available compared to other countries, including the United States, (xix) general domestic and international political conditions or labor disruptions, (xx) acts by terrorists or acts of piracy on ocean-going vessels, (xxi) the length and severity of the recent novel coronavirus (COVID-19) outbreak and its impact in the dry-bulk shipping industry, (xxii) potential disruption of shipping routes due to accidents or political events, and (xxiii) other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC, and the New York Stock Exchange, or the NYSE.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the section entitled "Risk Factors," on page 4 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on March 12, 2021 (the “Annual Report”), and incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus and the documents incorporated by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere is this prospectus or incorporated by reference from our Annual Report on Form 20-F for the fiscal year ended December 31, 2020 and our other filings with the SEC listed in the section of this prospectus entitled “Incorporation of Documents by Reference.” This summary does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus, including the section entitled “Risk Factors,” before making an investment decision.
Our Company

We are a global provider of shipping transportation services. We specialize in the ownership of dry bulk vessels. Each of our vessels is owned through a separate wholly-owned subsidiary. We were re-domiciled from the Republic of Liberia to the Republic of the Marshall Islands in February 2005.

Our Fleet

Our Fleet is currently comprised of 37 dry bulk carriers. The following table summarizes key information about our Fleet as of the date of this prospectus:

Vessel Name	Year Built	Capacity(dwt)	Vessel Type

Protefs	2004	73,630	Panamax Bulk Carrier
Calipso	2005	73,691	Panamax Bulk Carrier
Naias(1)	2006	73,546	Panamax Bulk Carrier
Melia	2005	76,225	Panamax Bulk Carrier
Artemis	2006	76,942	Panamax Bulk Carrier
Leto	2010	81,297	Panamax Bulk Carrier
Selina	2010	75,700	Panamax Bulk Carrier
Maera	2013	75,403	Panamax Bulk Carrier
Ismene	2013	77,901	Panamax Bulk Carrier
Crystalia	2014	77,525	Panamax Bulk Carrier
Atalandi	2014	77,529	Panamax Bulk Carrier
Maia	2009	82,193	Kamsarmax Bulk Carrier
Myrsini	2010	82,117	Kamsarmax Bulk Carrier
Medusa	2010	82,194	Kamsarmax Bulk Carrier
Myrto	2013	82,131	Kamsarmax Bulk Carrier
Astarte	2013	81,513	Kamsarmax Bulk Carrier
Alcmene	2010	93,193	Post-Panamax Bulk Carrier
Amphitrite	2012	98,697	Post-Panamax Bulk Carrier
Polymnia	2012	98,704	Post-Panamax Bulk Carrier
Electra	2013	87,150	Post-Panamax Bulk Carrier
Phaidra	2013	87,146	Post-Panamax Bulk Carrier
Aliki	2005	180,235	Capesize Bulk Carriers
Baltimore	2005	177,243	Capesize Bulk Carriers
Salt Lake City	2005	171,810	Capesize Bulk Carriers
Semirio	2007	174,261	Capesize Bulk Carriers
Boston	2007	177,828	Capesize Bulk Carriers
Houston	2009	177,729	Capesize Bulk Carriers
New York	2010	177,773	Capesize Bulk Carriers
Seattle	2011	179,362	Capesize Bulk Carriers
P. S. Palios	2013	179,134	Capesize Bulk Carriers
G. P. Zafirakis	2014	179,492	Capesize Bulk Carriers
Santa Barbara	2015	179,426	Capesize Bulk Carriers
New Orleans	2015	180,960	Capesize Bulk Carriers
Los Angeles	2012	206,104	Newcastlemax Bulk Carriers
Philadelphia	2012	206,040	Newcastlemax Bulk Carriers
San Francisco	2017	208,006	Newcastlemax Bulk Carriers
Newport News	2017	208,021	Newcastlemax Bulk Carriers

(1)  Vessel sold and expected to be delivered to her new Owners at the latest by July 30, 2021.

Ship Management

The commercial and technical management of our fleet, as well as the provision of administrative services relating to the fleet’s operations, are carried out by our wholly-owned subsidiary, Diana Shipping Services S.A., which we refer to as DSS, and Diana Wilhelmsen Management Limited, a 50/50 joint venture with Wilhelmsen Ship Management, which we refer to as DWM. In exchange for providing us with commercial and technical services, personnel and office space, we pay DSS a commission, which is a percentage of the managed vessels’ gross revenues, a fixed monthly fee per managed vessel and an additional monthly fee for the administrative services provided to Diana Shipping Inc. Such services may include budgeting, reporting, monitoring of bank accounts, compliance with banks, payroll services and any other possible service that Diana Shipping Inc. would require to perform its operations. Similarly, in exchange for providing us with commercial and technical services, we pay to DWM a commission which is a percentage of the managed vessels’ gross revenues and a fixed management monthly fee for each managed vessel.

Since June 1, 2010, Steamship Shipbroking Enterprises Inc., or Steamship, a related party controlled by our Chairman of the Board, provides brokerage services to us. The terms of this relationship are currently governed by a Brokerage Services Agreement dated July 1, 2020.

Recent Developments

Sustainability-linked Loan Facility with ABN AMRO Bank N.V.

On May 14, 2021, the Company, through six wholly-owned subsidiaries, signed a sustainability linked loan facility with ABN AMRO Bank N.V. in the amount of $91 million to refinance existing facilities.

Equity Distribution Agreement

On April 23, 2021, the Company entered into an Equity Distribution Agreement (the “Equity Distribution Agreement”) with Maxim Group LLC (“Maxim”), as sales agent, under which the Company may offer and sell, from time to time through Maxim, up to $200.0 million of its common stock. As of the date of this prospectus, the Company has not sold any shares under the Equity Distribution Agreement.

Sale of Naias

On March 16, 2021 the Company, through a separate wholly-owned subsidiary, signed a Memorandum of Agreement to sell to an unaffiliated third party, the 2006-built vessel “Naias”, with delivery to the buyer latest by July 30, 2021, for a sale price of $11.25 million before commissions.

Tender Offer

In February 2021, the Company repurchased in a public tender offer 6,000,000 shares of its outstanding common stock, par value of $0.01 per share at a price of $2.50 per share, for an aggregate purchase price of $15 million.

Amendment to 2014 Equity Incentive Plan

Effective January 8, 2021, the Company amended and restated its 2014 Equity Incentive Plan, or the Plan, to increase the number of common stock available for issuance under the Plan by 20 million shares. All other material provisions of the Plan remained unchanged. In February 2021, the Company awarded to its executive officers and directors an aggregate amount of 8,260,000 restricted shares under the Plan, of an aggregate fair value of $23.5 million, to be recognized ratably over the vesting periods of 3 and 5 years.

Corporate Information

Diana Shipping Inc. is a holding company incorporated under the laws of Liberia in March 1999 as Diana Shipping Investments Corp., and was re-domiciled from the Republic of Liberia to the Republic of the Marshall Islands in February 2005.  Our executive offices are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is +30-210-9470-100.

The Securities We May Offer
We may use this prospectus to offer, through one or more offerings, up to $750,000,000 of our common stock (including related preferred stock purchase rights), preferred stock, debt securities, warrants, purchase contracts, rights and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS
An investment in our securities involves a high degree of risk.  Before making an investment in our securities, you should carefully consider all of the information included in this prospectus and any prospectus supplement, including those in "Item 3—Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2020 filed with the Commission on March 12, 2021, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference." The occurrence of one or more of those risk factors could adversely impact our business, results of operations or financial condition. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.
USE OF PROCEEDS
We intend to use the net proceeds from the sale of securities issued under this prospectus as set forth in the applicable prospectus supplement.

CAPITALIZATION
Updated information about our capitalization will be included in applicable future prospectus supplements. The following table sets forth our capitalization at December 31, 2020:
•	on an actual basis; and
•	on an as adjusted basis to give effect to the following transactions through June 4, 2021:
i.	the payment of $88.3 million of debt installments and the drawdown of $91 million under our new loan facility with ABN Amro;
ii.	the repurchase in a tender offer of 6,000,000 shares at $2.50 per share in February 2021 for an aggregate amount of $15.1 million;
iii.	$1.7 million of paid dividends on Series B Preferred Shares; and
iv.	8,260,000 restricted shares issued in February 2021, for which compensation cost will be recognized ratably over a period of 3 and 5 years.

	As of December 31, 2020
	Actual	As Adjusted[1]
	(in thousands of U.S. dollars)
Total debt (secured and unsecured)	$423,056	$425,741

Shareholders’ equity
Preferred stock	$26	$26
Common stock, $0.01 par value; 200,000,000 shares authorized and 89,275,002 and 91,535,002 shares issued and outstanding at December 31, 2020 and the date of this prospectus, respectively	893	915
Additional paid-in capital	1,020,164	1,005,088
Accumulated other comprehensive income	69	69
Accumulated deficit	(592,582)	(594,249)
Total stockholders' equity	$428,570	$411,849

Total capitalization	$851,626	$837,590

1 Additional paid-in capital has not been adjusted for compensation cost on restricted stock

PRICE RANGE OF CAPITAL STOCK
The trading market for our common stock is the NYSE, on which our shares trade under the symbol “DSX.”  The following table sets forth the high and low closing prices for our common stock for the periods indicated, as reported by the NYSE.
FOR THE YEAR ENDED:	HIGH	LOW
December 31, 2020	$3.08	$1.27
December 31, 2019	$3.95	$2.45
December 31, 2018	$5.10	$3.06
December 31, 2017	$6.03	$3.30
December 31, 2016	$4.47	$2.02

FOR THE QUARTER ENDED:	HIGH	LOW
March 31, 2021	$3.60	$1.89
December 31, 2020	$2.03	$1.34
September 30, 2020	$1.58	$1.37
June 30, 2020	$1.99	$1.36
March 31, 2020	$3.08	$1.27
December 31, 2019	$3.95	$3.01
September 30, 2019	$3.73	$3.02
June 30, 2019	$3.31	$2.90
March 31, 2019	$3.57	$2.45

FOR THE MONTH:	HIGH	LOW
May 2021	$4.81	$3.72
April 2021	$3.75	$2.96
March 2021	$3.55	$2.80
February 2021	$3.60	$2.50
January 2021	$2.43	$1.89

The trading market for our Series B Preferred Stock is the NYSE, on which our shares trade under the symbol “DSXPRB.”  The following table sets forth the high and low closing prices for our Series B Preferred Stock for the periods indicated, as reported by the NYSE.
FOR THE YEAR ENDED:	HIGH	LOW
December 31, 2020	$26.12	$12.25
December 31, 2019	$25.77	$22.60
December 31, 2018	$25.80	$20.61
December 31, 2017	$24.81	$17.24
December 31, 2016	$18.52	$9.50

FOR THE QUARTER ENDED:	HIGH	LOW
March 31, 2021	$26.41	$25.00
December 31, 2020	$25.40	$21.80
September 30, 2020	$23.75	$21.51
June 30, 2020	$22.60	$15.95
March 31, 2020	$26.12	$12.25
December 31, 2019	$25.77	$25.05
September 30, 2019	$25.44	$24.67
June 30, 2019	$24.93	$23.59
March 31, 2019	$24.70	$22.60

FOR THE MONTH:	HIGH	LOW
May 2021	$26.02	$25.53
April 2021	$26.28	$25.42
March 2021	$26.41	$25.53
February 2021	$25.64	$25.20
January 2021	$25.78	$25.00

PLAN OF DISTRIBUTION
We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents, at prices related to the prevailing market prices, a fixed price or prices, which may be changed or at negotiated prices.
In addition, we may sell some or all of our securities included in this prospectus through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•
trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

In addition, we may enter into options or other types of transactions that require us to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:
•	enter into transactions involving short sales of our common stock by broker-dealers;
•	sell common stock short and deliver the shares to close out short positions;
•	enter into option or other types of transactions that require us to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or
•	loan or pledge the common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.
At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common stock or any securities convertible into or exchangeable for common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by us pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our shares of common stock and Series B Preferred Stock, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to all of the securities being registered under the registration statement of which this prospectus forms a part.

TAX CONSIDERATIONS

You should carefully read the discussion of the material Marshall Islands and U.S. federal income tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock set forth in the section entitled “Taxation” of the Annual Report incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK
 The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and bylaws.  Because the following is a summary, it does not contain all of the information that you may find useful. We refer you to our amended and restated articles of incorporation and bylaws, copies of which have been filed as exhibits to our Annual Report, which is incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.”
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.
Authorized Capitalization
Under our amended and restated articles of incorporation, as of the date of this prospectus, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 91,535,002 shares are issued and outstanding and 25,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 1,000,000 shares are designated as Series A Participating Preferred Stock, none of which is issued and outstanding, (ii) 5,000,000 shares are designated as Series B Preferred Stock, of which 2,600,000 are issued and outstanding, and (iii) 10,675 are designated as Series C Preferred Shares, of which 10,675 are issued and outstanding. All of our shares of stock are in registered form.
Common Stock
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of our preferred stock.
Preferred Stock
Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock.  At the time that any series of our preferred stock is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation.  Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights and preferences that could adversely affect the voting power and other rights of holders of our common stock, Series A Participating Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, or make it more difficult to effect a change in control.  In addition, preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.
Series B Cumulative Redeemable Perpetual Preferred Stock
Our Series B Preferred Stock is senior in rank to our Series A Participating Preferred Stock.  Holders of our Series B Preferred Stock have no voting rights other than the ability, subject to certain exceptions, to elect one director if dividends for six quarterly dividend periods (whether or not consecutive) are in arrears and certain other limited protective voting rights.  Holders of our Series B Preferred Stock rank prior to the holders of our common stock with respect to dividends, distributions and payments upon liquidation.  Dividends on our Series B Preferred Stock are cumulative from the date of original issue and are payable on the 15th day of January, April, July and October of each year at the dividend rate of 8.875% per annum, or $2.21875 per annum per share. At any time on or after February 14, 2019, we may redeem, in whole or in part, the Series B Preferred Stock at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

For further information on our Series B Preferred Stock, please see the section entitled “Description of Series B Preferred Shares” of our prospectus supplement filed with the Commission on February 13, 2014.
Series C Preferred Stock.
The Series C Preferred Stock votes with the common stock of the Company, and each share entitles the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. The Series C Preferred Stock has no dividend or liquidation rights and cannot be transferred without the consent of the Company except to the holder’s affiliates and immediate family members.
For additional information about our Series C Preferred Shares, please see the Form 6-K filed with the SEC on February 6, 2019 and incorporated by reference herein.
Preferred Stock Purchase Rights
On January 15, 2016, we entered into a Stockholders Rights Agreement, or the Rights Agreement, with Computershare Trust Company, N.A., as Rights Agent, to replace the Amended and Restated Stockholders Rights Agreement dated October 7, 2008.
Under the Rights Agreement, we declared a dividend payable of one preferred stock purchase right, or Right, for each share of common stock outstanding at the close of business on January 26, 2016. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.01 per share, at an exercise price of $40.00 per share. The Rights will separate from the common stock and become exercisable only if a person or group acquires beneficial ownership of 18.5% or more of our common stock (including through entry into certain derivative positions) in a transaction not approved by our board of directors. In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of shares of our common stock having a then-current market value equal to twice the exercise price. In addition, if the Company is acquired in a merger or other business combination after an acquiring person acquires 18.5% or more of our common stock, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these Rights. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other stockholder rights.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.
We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.
Detachment of the Rights
The Rights are attached to all certificates representing our currently outstanding common stock, or, in the case of uncertificated common stock registered in book entry form, which we refer to as “book entry shares,” by notation in book entry accounts reflecting ownership, and will attach to all common stock certificates and book entry shares we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on January 14, 2026, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:
•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock; or
•
the 10th business day (or such later date as determined by the Company’s board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

“Acquiring person” is generally defined in the Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 18.5% or more of the Company’s common stock. However, the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company, or any person holding shares of common stock for or pursuant to the terms of any such plan, are excluded from the definition of “acquiring person.” In addition, persons who beneficially own 18.5% or more of the Company’s common stock on the effective date of the Rights Agreement are excluded from the definition of “acquiring person” until such time as they acquire additional shares in excess of 2% of the Company’s then outstanding common stock as specified in the Rights Agreement for purposes of the Rights, and therefore, until such time, their ownership cannot trigger the Rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

Our board of directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.
Until the Rights distribution date:
•	our common stock certificates and book entry shares will evidence the Rights, and the Rights will be transferable only with those certificates; and
•	any new common stock will be issued with Rights and new certificates or book entry shares, as applicable, will contain a notation incorporating the Rights Agreement by reference.
As soon as practicable after the Rights distribution date, the Rights agent will mail certificates representing the Rights to holders of record of common stock at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.
We will not issue Rights with any shares of common stock we issue after the Rights distribution date, except as our board of directors may otherwise determine.
Flip-In Event
A “flip-in event” will occur under the Rights Agreement when a person becomes an acquiring person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Rights Agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.
If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading “Redemption of Rights” below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading “Exchange of Rights” below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.
When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the Rights Agreement specifies.
Flip-Over Event
A “flip-over event” will occur under the Rights Agreement when, at any time after a person has become an acquiring person:
•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or
•	50% or more of our assets or earning power is sold or transferred.
If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading “Flip-In Event” above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such Right.
Anti-dilution
The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Rights Agreement will not require us to adjust the exercise price of the Rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our Series A Participating Preferred Stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights
At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.
Exchange of Rights
We may, at our option, exchange the Rights (other than Rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the Rights Agreement.
Amendment of Terms of Rights
During the time the Rights are redeemable, we may amend any of the provisions of the Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Rights Agreement, other than to decrease the redemption price, only as follows:
•	to cure any ambiguity, defect or inconsistency;
•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any acquiring person; or
•
to shorten or lengthen any time period under the Rights Agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of Rights other than an acquiring person.

Other Matters
Directors
Our directors are elected by a majority of the votes cast by stockholders entitled to vote. There is no provision for cumulative voting.
Our board of directors must consist of at least one member. Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The board of directors may change the number of directors only by a majority vote of the entire board. Our board of directors is divided into three classes, with each class serving staggered, three-year terms. Each director shall be elected to serve until the next annual meeting of stockholders at which the term expires for the relevant class, and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.
Stockholder Meetings
Under our amended and restated bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside the Marshall Islands. Special meetings may be called by our Chairman, Chief Executive Officer, or Secretary at the direction of the board of directors or by holders of not less than one-fifth of all outstanding common stock. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting. Shareholders of record holding at least one third of the shares issued and outstanding and entitled to vote at such meetings, present in person or by proxy, will constitute a quorum at all stockholder meetings.

Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.
Stockholders’ Derivative Actions
Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our amended and restated bylaws provide that certain individuals, including our directors and officers, are entitled to be indemnified by us to the same extent as authorized by the BCA, if such individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. We shall have the power to pay in advance expenses a director or officer incurs while defending a civil or criminal proceeding, subject to certain conditions. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws
Several provisions of our amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions, which are summarized below, are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (i) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (ii) the removal of incumbent officers and directors.
Business Combinations
Our amended and restated articles of incorporation generally prohibit us from entering into a business combination with an “interested shareholder” for a period of three years following the date on which the person became an interested shareholder.  Interested shareholder is defined, with certain exceptions, as a person who (i) owns more than 15% of our outstanding voting stock, or (ii) is an affiliate or associate of the Company that owned more than 15% of our outstanding stock at any time in the prior three years from the date the determination is being made as to whether he or she is an interested shareholder.
This prohibition does not apply in certain circumstances such as if (i) prior to the person becoming an interested shareholder, our board of directors approved the business combination or the transaction which resulted in the person becoming an interested shareholder, or (ii) the person became an interested shareholder prior to the Company’s initial public offering.

Blank Check Preferred Stock
Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Classified Board of Directors
Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.
Election and Removal of Directors
Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited Actions by Stockholders
Our amended and restated articles of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders. Our amended and restated articles of incorporation and bylaws provide that, subject to certain exceptions, our Chairman, Chief Executive Officer, or Secretary at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of our stockholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the date on which we first mailed our proxy materials for the preceding year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.
Registrar and Transfer Agent
The registrar and transfer agent for our common stock and Series B Preferred Stock is Computershare Trust Company, N.A.
Listing
Shares of our common stock are listed on the NYSE under the symbol “DSX.”  Shares of our Series B Preferred Stock are listed on the NYSE under the symbol “DSXPRB.”

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a report under the Exchange Act, that will be incorporated by reference into the registration statement of which this prospectus forms a part or a prospectus supplement. We refer to any applicable prospectus supplement, amendment to the registration statement and/or Exchange Act report as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are each referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction) unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto).  Each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement or a supplemental indenture, if any, relating to such series.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings.  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
We expect that neither indenture will limit the amount of debt securities which may be issued and that each indenture will provide that debt securities may be issued in one or more series.
We expect that the subsequent filings related to a series of offered debt securities will describe the following terms of the series:
•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•
if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	whether the debt securities will be our senior or subordinated securities;
•	whether the debt securities will be our secured or unsecured obligations;
•	the applicability of and terms of any guarantees;
•
any period or periods during which, and the price or prices at which, we will have the option to or be required to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to such  redemption or repurchase;

•	any optional or mandatory sinking fund provisions;

•	any conversion or exchangeability provisions;
•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;
•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any covenants or other material terms relating to the debt securities, which may not be inconsistent with the applicable indenture;
•	whether the debt securities will be issued in the form of global securities or certificates in registered form;
•	any listing on any securities exchange or quotation system;
•	additional provisions, if any, related to defeasance and discharge of the debt securities; and
•	any other special features of the debt securities.
Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
We refer you to the applicable subsequent filings for the particular terms and provisions of the debt securities offered by any prospectus supplement.

Senior Debt Securities
We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsubordinated debt.
Subordinated Debt Securities
We may issue subordinated debt securities under a subordinated debt indenture. These subordinated debt securities would rank subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in the applicable prospectus supplement.
Covenants
Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	our ability to incur either secured or unsecured debt, or both;
•	our ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.
Modification of the Indentures
We expect that each indenture and the rights of the respective holders generally may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:
(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;
(3) reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);
(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or
(7) waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;
will be effective against any holder without his consent.

Additionally, certain changes under each indenture will not require the consent of any holders.  These types of changes are generally limited to clarifications of ambiguities, omissions, defects and inconsistencies in each indenture and amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under each indenture, such as adding security, covenants, additional events of default or successor trustees.
Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium when due;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.
We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
We expect that each indenture will require us to file annually, after debt securities are issued under that indenture, with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.
We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants
We expect that the terms of each indenture will provide us with the right to omit complying with specified covenants and specified events of default described in a subsequent filing upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.
We expect that to exercise this right we will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.
A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.
Form of Debt Securities
Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either in registered form, where our obligation runs to the holder of the security named on the face of the security, or in bearer form, where our obligation runs to the bearer of the security.
Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.
Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Global Securities
We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements:
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.
Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest in that registered global security, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders of a registered global security or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability to owners of beneficial interests for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
We expect that the indenture will provide that if the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will be required to issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the indenture is expected to allow us to decide, at any time and in our sole discretion, to not have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.
If we issue registered global securities, we expect that the Depository Trust Company, or DTC, will act as depository and the securities will be registered in the name of Cede & Co., as DTC’s nominee.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. We expect that such terms will include, among others:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies in which the price of such warrants will be payable;
•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•	debt or equity securities issued by us, a basket of such securities, an index or indices of such securities, or any combination of the above as specified in the applicable prospectus supplement; or
•	currencies.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either a senior indenture or subordinated indenture.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights. We expect that such terms will include, where applicable:
•	the exercise price for the rights;
•	the number of rights issued to each stockholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common stock (including related preferred stock purchase rights) or any combination of such securities.  The applicable prospectus supplement will describe the terms of the offered units.  We expect that such terms will include, among others:
•
the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares, and/or common stock (including related preferred stock purchase rights) comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

ENFORCEABILITY OF CIVIL LIABILITIES
Diana Shipping Inc. is a Marshall Islands corporation.  The Marshall Islands has a less developed body of securities laws than the United States and provides protections for investors to a significantly lesser extent.
Our principal executive offices are located outside the United States in Athens, Greece, and a majority of our directors, officers and the experts named in this prospectus reside outside the United States.  In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those law

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission Registration Fee	$27,275
FINRA Filing Fee	*
NYSE Supplemental Listing Fee	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Printing and Engraving Expenses	*
Transfer Agent and Registrar Fees and Expenses	*
Indenture Trustee Fees and Expenses	*
Blue Sky Fees and Expenses	*
Miscellaneous	*
Total	*

* To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into the registration statement of which this prospectus forms a part.
LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.
EXPERTS
The consolidated financial statements of Diana Shipping Inc. appearing in Diana Shipping Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2020 and the effectiveness of Diana Shipping Inc.’s internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at 8B Chimarras Street, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants (“SOEL”), Greece with registration number 107.

33,919,605 Shares
Diana Shipping Inc.
Common Shares
P R O S P E C T U S  S U P P L E M E N T
December 14, 2023